                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
                     the Securities Exchange Act of 1934

Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

     Preliminary Proxy Statement

     CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[x]  Definitive Proxy Statement

     Definitive Additional Materials

     Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                 Xilinx, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

     Fee paid previously with preliminary materials.

     Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

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     (4) Date Filed:

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

                             [LOGO OF XILINX INC.]

                              June 26, 2000

Xilinx Stockholders:

   You are cordially invited to attend the 2000 Annual Meeting of Stockholders to be held on August 10, 2000 at 11:00 a.m. Pacific Daylight Time at Xilinx, Inc.'s headquarters located at 2100 Logic Dr., San Jose, California, 95124.

   At this meeting, in addition to the election of directors and ratification of our independent auditors, we are seeking stockholder approval for an increase in the authorized number of shares of Common Stock of the Company. We believe such an increase is in the best interest of the Company as it provides a reserve of shares available for future issuance as various business needs and opportunities arise, including, but not limited to, financing acquisitions, establishing strategic relationships with corporate partners, providing equity incentives to employees, consultants, officers or directors or effecting stock splits in the form of stock dividends.

   At the meeting, we will also report on the operations of the Company, and you will have an opportunity to ask questions. Whether or not you plan to attend, please take a few minutes now to vote on-line or via telephone or, in the alternative, mark, sign, date and return your proxy in the enclosed postage-paid envelope so that your shares will be represented.

   Thank you for your continuing interest in Xilinx.

                                          Very truly yours,
                                          /s/ William P. Roelandts
                                          Willem P. Roelandts
                                          Chief Executive Officer

 IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED OR VOTE YOUR PROXY ELECTRONICALLY OR BY TELEPHONE. PLEASE REFERENCE THE "VOTING VIA THE INTERNET AND TELEPHONE" SECTION ON PAGE 1 FOR INFORMATION.

                            [LOGO OF XILINX, INC.]
                                 XILINX, INC.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                August 10, 2000

TO THE STOCKHOLDERS:

   Notice is Hereby Given that the Annual Meeting of Stockholders of Xilinx, Inc., a Delaware corporation (the "Company"), will be held on Thursday, August 10, 2000 at 11:00 a.m., Pacific Daylight Time, at the Company's business address at 2100 Logic Drive, San Jose, California, for the following purposes:

     1. To elect nine directors to serve for the ensuing year or until their successors are duly elected and qualified;

     2. To consider and vote upon a proposed amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock, $0.01 par value per share, from 500,000,000 to 2,000,000,000;

     3. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending March 31, 2001; and

     4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

   The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

   Only stockholders of record at the close of business on June 12, 2000 are entitled to notice of and to vote at the meeting.

   All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to vote on-line or via telephone or, in the alternative, to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she returned a proxy.

                          FOR THE BOARD OF DIRECTORS

                          /s/ Thomas R. Lavelle

                          Thomas R. Lavelle
                          Secretary
San Jose, California

June 26, 2000

 IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED OR VOTE YOUR PROXY ELECTRONICALLY OR BY TELEPHONE. PLEASE REFERENCE THE "VOTING VIA THE INTERNET AND TELEPHONE" SECTION ON PAGE 1 FOR INFORMATION.

                                 XILINX, INC.

                               ----------------

                                PROXY STATEMENT

                      FOR ANNUAL MEETING OF STOCKHOLDERS

   This Proxy Statement is being mailed to stockholders of Xilinx, Inc., a Delaware corporation (the "Company"), on or about June 26, 2000 in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Stockholders of the Company to be held on Thursday, August 10, 2000 at 11:00 a.m., Pacific Daylight Time at the Company's corporate headquarters, located at 2100 Logic Drive, San Jose, California 95124, and any adjournment and postponement thereof.

   The cost of preparing, assembling and mailing the Notice of Annual Meeting of Stockholders, Proxy Statement and form of proxy and the solicitation of proxies will be paid by the Company. The Company has retained the services of Beacon Hill Partners to assist in obtaining proxies from brokers and nominees of stockholders for the Annual Meeting of Shareholders. The estimated cost of such services is approximately $5,500 plus out-of-pocket expenses. Proxies may be solicited in person or by telephone or telegraph by personnel of the Company who will not receive any additional compensation for such solicitation. The Company will pay brokers or other persons holding stock in their names or the names of their nominees for the expenses of forwarding soliciting material to their principals.

             INFORMATION CONCERNING VOTING AND PROXY SOLICITATION

Revocability of Proxies

   A stockholder giving a proxy may revoke it at any time before it is voted by filing written notice of revocation with Thomas R. Lavelle, the Secretary of the Company, at 2100 Logic Drive, San Jose, California 95124, or by appearing at the meeting and voting in person. A prior proxy is automatically revoked by a stockholder giving a valid proxy bearing a later date. Shares represented by all valid proxies will be voted in accordance with the instructions contained in the proxies. In the absence of instructions, shares represented by valid proxies will be voted in accordance with recommendations of the Board of Directors as shown on the proxy.

Voting and Solicitation

   Each stockholder is entitled to one vote for each share of Common Stock of the Company ("Common Stock") with respect to all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

Voting via the Internet and Telephone

   Stockholders whose shares are registered directly with EquiServe, L.P. may also vote either via the Internet or by calling EquiServe, L.P. The Internet and telephone voting procedures are designed to authenticate the stockholder's identity through the use of a Control Number that is provided on each proxy form. The procedure also allows the stockholder to vote his/her shares and to confirm that voting instructions have been properly recorded. The enclosed proxy form for EquiServe, L.P. contains specific instructions regarding this procedure.

   If a stockholder's shares are registered in the name of a bank, brokerage firm, or other custodian, that stockholder may also be eligible to vote electronically via the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible stockholders who receive a paper copy of the proxy statement the opportunity to vote via the Internet or by telephone. If the stockholder's bank or brokerage firm is participating in ADP's program, the proxy form for ADP will provide instructions for electronic voting.

Quorum; Abstentions; Broker Non-Votes

   The required quorum for the transaction of business at the Annual Meeting is a majority of the outstanding shares of Common Stock as of the close of business (5:00 p.m., Eastern Daylight Time) on June 12, 2000. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the Annual Meeting and will determine whether or not a quorum is present. Shares that are voted "FOR," "AGAINST" or "WITHHELD" (abstentions) are treated as being present at the meeting for purposes of establishing a quorum and are also treated as votes eligible to be cast by the record owners of the Common Stock present in person or represented by proxy at the Annual Meeting and "entitled to vote on the subject matter" (the "Votes Cast") with respect to such matter. The inspector of elections will treat broker non-votes as present only for purposes of determining a quorum and not as Votes Cast. In the absence of instructions, shares represented by valid proxies shall be voted in accordance with the recommendations of the Board of Directors as shown on the proxy.

   With respect to the election of directors, the nine nominees receiving the highest number of Votes Cast at the meeting shall be elected as directors. The affirmative vote of holders of a majority of the outstanding shares of the Common Stock is required to approve the proposed amendment to the Company's Certificate of Incorporation. Affirmative votes constituting a majority of the Votes Cast will be required to ratify the appointment of Ernst & Young LLP. The inspector of elections will treat abstentions and broker non-votes as unvoted for purposes of determining the approval of the proposal. Accordingly, abstentions and broker non-votes will have the effect of a vote against the proposed amendment to the Company's Certificate of Incorporation and against the ratification of Ernst & Young LLP.

Record Date and Shares Outstanding

   Only stockholders of record at the close of business (5:00 p.m., Eastern Daylight Time) on June 12, 2000 (the "Record Date") are entitled to notice of and to vote at the meeting and at any adjournment or postponement thereof. As of the Record Date, there were 326,300,719 shares of Common Stock outstanding. Stockholders of record will be entitled to one vote for each share of Common Stock held. For information regarding holders of more than 5% of the outstanding Common Stock, see "Security Ownership of Certain Beneficial Owners and Management." The closing price of the Company's Common Stock on the Record Date, as reported by the Nasdaq National Market, was $85.50 per share.

Deadline for Receipt of Stockholder Proposals

   Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company's 2001 Annual Meeting of Stockholders must be received by the Company no later than February 23, 2001, in order that they may be included in the proxy statement and form of proxy relating to that meeting.

   The attached proxy card grants the proxy holders discretionary authority to vote on any matter raised at the meeting. If a stockholder intends to submit a proposal at the next meeting of stockholders, which is not eligible for inclusion in the proxy statement relating to that meeting, the stockholder must give notice to the Company in accordance with the requirements set forth in the Securities Exchange Act of 1934, as amended, no later than May 8, 2001. If a stockholder does not comply with the foregoing notice provision, the proxy holders will be allowed to use their discretionary voting authority when and if the proposal is raised at the next annual meeting of stockholders.

Stock Split

   On December 27, 1999, the Board of Directors announced a 2-for-1 stock split of the outstanding shares of Common Stock of the Company (the "Stock Split"). The Stock Split was effected through a stock dividend pursuant to which stockholders of record as of the close of business on December 17, 1999 were entitled to receive as a dividend one (1) share of Common Stock for each share of Common Stock owned by them. The Board of Directors approved the Stock Split to lower the market price and to increase the trading activity of the Company's Common Stock with a view to obtaining wider distribution and improved marketability of the Common Stock. Unless otherwise indicated, all share and per share amounts presented herein related to the Company's capital stock reflect the Stock Split.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

Nominees

   A board of nine directors is to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's nine nominees named below. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. The Company is not aware of any nominee who will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until his successor has been elected and qualified.

                                                                                Director
  Name of Nominee                    Age Principal Occupation                    Since
  ---------------                    --- --------------------                   --------
Bernard V. Vonderschmitt............  76 Chairman of the Board                    1984

Willem P. Roelandts.................  55 President and Chief Executive Officer    1996

John L. Doyle.......................  68 Consultant                               1994

Jerald G. Fishman...................  54 President & CEO, Analog Devices, Inc.    2000

Philip T. Gianos....................  50 General Partner, InterWest Partners      1985

William G. Howard, Jr...............  58 Consultant                               1996

Frank S. Sanda......................  51 President, Japan Communications, Inc.    1998

Dennis Segers.......................  47 Senior Vice President and General         --
                                         Manager, Advanced Products Group

Richard W. Sevcik...................  52 Senior Vice President, IP, Services,      --
                                         and Software Group

   Mr. Vonderschmitt was Chief Executive Officer of the Company from August 1994 to January 1996 and was President of the Company from its inception in February 1984 to August 1994. Mr. Vonderschmitt now serves as Chairman of the Company's Board of Directors and as a consultant to the Company. Mr. Vonderschmitt is also a director of Credence Systems, Inc., International Microelectronic Products, Inc. and Sanmina Corporation.

   Mr. Roelandts joined the Company in January 1996 as Chief Executive Officer and as a member of the Company's Board of Directors. In April 1996, he was appointed to the additional position of President of the Company. Prior to joining the Company, Mr. Roelandts served at Hewlett-Packard Company, a computer manufacturer. Mr. Roelandts began his career at Hewlett-Packard Company in 1967 and served as Senior Vice President and General Manager of Computer Systems Organizations from August 1992 through January 1996 and as Vice President and General Manager of the Network Systems Group from December 1990 through August 1992.

   Mr. Doyle was Executive Vice President of Hewlett-Packard Company from June 1990 to September 1991, and was Co-Chief Executive Officer of Hexcel Corp., a manufacturer of honeycomb, advanced composites, reinforced fabrics and resins, from July 1993 to December 1993. From September 1991 to July 1993, and from December 1993 to the present, Mr. Doyle has been an independent consultant. In addition, Mr. Doyle is a director of Analog Devices, Inc. and DuPont Photomasks, Inc.

   Mr. Fishman is the President, Chief Executive Officer and a director of Analog Devices, Inc. Mr. Fishman was elected President and Chief Executive Officer of Analog Devices, Inc. in November 1996. Mr. Fishman also serves as a director of Kollmorgen Corp. and Cognex Corp.

   Mr. Gianos has been a General Partner of InterWest Partners since August 1982. Mr. Gianos has been a director of Ramp Networks since March 1996, and a director of T/R Systems since January 1996.

   Mr. Howard has worked as an independent consultant since December of 1990. Mr. Howard also serves as a director of BEI Electronics, Inc., BEI Technologies, Inc., Credence Systems Corporation, and Ramtron International Corporation.

   Mr. Sanda served as the Vice President and General Manager of the Japan Cellular Subscriber Division of Motorola, Inc. from January 1990 to July 1994 and was President and Chief Executive Officer of Apple Japan, Inc. from July 1994 to July 1995. Since July 1995, Mr. Sanda has served as President and Chief Executive Officer of L.T.S. & Co. Ltd., and since May 1996, he has served as Chairman, President, and Chief Executive Officer of Nihon Tsushin K.K. (Japan Communications, Inc.), a Japanese telecommunications company.

   Mr. Segers joined the Company in January 1994 as Director of Strategic Products and was promoted to Vice President and General Manager in November 1995. In April 1998, he was appointed Senior Vice President, and General Manager, Advanced Products Group.

   Mr. Sevcik joined the Company in April 1997 as Senior Vice President, IP, Services, and Software Group. He was at Hewlett-Packard Company for 10 years where, from 1994 through 1996, he served as Group General Manager of the company's Systems Technology Group and oversaw five divisions involved with product development for servers, workstations, operating systems, microprocessors, networking and security. In 1995, he was named Vice President. From 1992 to 1994, he served as Group General Manager of Computer Systems and Servers and was responsible for four divisions.

   Mr. Vonderschmitt and Mr. Sanda are brothers-in-law. There are no other family relationships among the directors or executive officers of the Company.

Required Vote

   The nine nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted at the meeting shall be elected as Directors. Votes withheld from any Director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no further legal effect under Delaware law.

Security Ownership of Certain Beneficial Owners and Management

   The following table sets forth the beneficial ownership of Common Stock of the Company as of the Record Date by (i) each stockholder known to the Company to be a beneficial owner of more than 5% of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the named officers in the "Summary Compensation Table" (collectively, the "Named Executive Officers") and (iv) all directors and executive officers at fiscal year end as a group:

                                                            Number of  Percent
    Directors, Officers and 5% Stockholders                   Shares   of Total
    ---------------------------------------                 ---------- --------
Principal Stockholders
 Putnam Investments Inc. (1)............................... 17,831,962   5.5%
  One Post Office Square
  Boston, MA 02109                                          16,685,400   5.1%
 T. Rowe Price Associates, Inc. (2)........................
  100 E. Pratt Street
  Baltimore, MD 21202
Directors
  Bernard V. Vonderschmitt (3).............................  4,168,490   1.3%
  Willem P. Roelandts (4)..................................  3,498,051   1.1%
  John L. Doyle (5)........................................    241,730     *
  Jerald G. Fishman (9)....................................      3,000     *
  Philip T. Gianos (6).....................................    294,594     *
  William G. Howard, Jr. (7)...............................    276,750     *
  Frank S. Sanda (8).......................................    106,000     *
Named Executive Officers
  Kris Chellam (10)........................................    282,756     *
  Steven D. Haynes (11)....................................    412,867     *
  Dennis L. Segers (12)....................................    398,466     *
  Richard W. Sevcik (13)...................................  1,020,504     *
All directors and executive officers at fiscal year end as
 a
 group (15 persons)(14).................................... 11,878,426   3.6%

--------
  *  Less than 1%
 (1) Based on information contained in the Schedule 13G which was filed by this stockholder pursuant to Section 13 of the Securities and Exchange Act of 1934, as amended, on February 18, 2000.
 (2) Based on information contained in the Schedule 13G which was filed by this stockholder pursuant to Section 13 of the Securities and Exchange Act of 1934, as amended, on February 10, 2000.
 (3) Includes 4,146,740 shares held by the Bernard V. and Theresa S. Vonderschmitt Joint Trust and options to purchase 21,750 shares of Common Stock exercisable within 60 days of Record Date.
 (4) Includes options to purchase 3,473,316 shares of Common Stock exercisable within 60 days of Record Date. Mr. Roelandts is Chief Executive Officer of the Company, in addition to being a director.
 (5) Includes 4,000 shares held by the Doyle Family Trust and options to purchase 237,730 shares of Common Stock exercisable within 60 days of Record Date.
 (6) Includes 40 shares held by his son and options to purchase 231,902 shares of Common Stock exercisable within 60 days of Record Date.
 (7) Includes options to purchase 276,750 shares of Common Stock exercisable within 60 days of Record Date.
 (8) Includes options to purchase 92,000 shares of Common Stock exercisable within 60 days of Record Date.
 (9) Includes options to purchase 3,000 shares of Common Stock exercisable within 60 days of Record Date.

(10) Includes 18,922 shares held by the Chellam Family Trust, 5,000 shares held by his immediate family, 8,000 shares held by a Family Corporation and options to purchase 250,834 shares of Common Stock exercisable within 60 days of Record Date.
(11) Includes options to purchase 366,717 shares of Common Stock exercisable within 60 days of Record Date.
(12) Includes 2,900 shares held by his immediate family and options to purchase 179,618 shares of Common Stock exercisable within 60 days of Record Date. Mr. Segers is up for election as a director of the Company.

(13) Includes options to purchase 1,012,166 shares of Common Stock exercisable within 60 days of Record Date. Mr. Sevcik is up for election as a director of the Company.
(14) Includes options held by officers and directors of the Company to purchase an aggregate of 7,135,532 shares of Common Stock exercisable within 60 days of Record Date.

Board Meetings and Committees

   The Board of Directors of the Company held a total of eight (8) meetings during the fiscal year ended April 1, 2000. No director attended fewer than 75% of the aggregate of all meetings of the Board of Directors or its committees on which such director served during the time each director was a member of the Board of Directors. The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee.

   The Audit Committee, which currently consists of John L. Doyle, William G. Howard, Jr. and Frank S. Sanda, met four (4) times during fiscal year 2000. The Audit Committee consults with the Company's independent auditors concerning the scope of the audit and reviews with them the results of their examination, reviews and approves any material accounting policy changes affecting the Company's operating results, and reviews the Company's control procedures and personnel.

   The Compensation Committee, which currently consists of Philip T. Gianos, William G. Howard, Jr. and Frank S. Sanda, met four (4) times during fiscal year 2000. The Compensation Committee has responsibility for establishing the compensation policies of the Company. The Committee determines the compensation of the Company's Board of Directors and its executive officers and has exclusive authority to grant options to Directors and executive officers under the 1997 Stock Plan.

   The Nominating and Governance Committee, which currently consists of Willem
P. Roelandts, Bernard V. Vonderschmitt and John L. Doyle met one (1) time during fiscal year 2000. The Nominating and Governance Committee has responsibility for nominating individuals to serve as members of the Board of Directors, and to establish policies affecting corporate governance. The Nominating and Governance Committee, among other things, determines the size and composition of the Company's Board of Directors and nominates directors and executive officers for election.

Compensation of Directors

 Standard Arrangements

   During fiscal year 2000, the Compensation Committee reviewed and revised the cash and stock option compensation for Outside Directors. Beginning in Fiscal Year 2001, the Company will pay its directors $30,000 per year (paid on a quarterly basis) to attend Board meetings. Chairpersons of Board committees receive an additional $5,000 per year, also paid on a quarterly basis.

   The Company's 1997 Stock Plan currently provides for an automatic grant of nonstatutory options to Outside Directors of the Company. Each eligible Outside Director will now be granted an initial option to purchase 36,000 shares of Common Stock on the date of the director's first meeting after becoming a director and an additional option to purchase 12,000 shares of Common Stock on an annual basis thereafter. Director options are granted with an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and currently vest over four years.

   Mr. Vonderschmitt, who served as the Company's Chief Executive Officer from August 1994 to January 1996 and was President of the Company from its inception in February 1984 to August 1994, became an Outside Director on April 1, 1998.

Employment Contracts and Termination of Employment and Change-In-Control Arrangements

   On January 11, 1996, the Company entered into a letter agreement with Willem P. Roelandts, its current President and Chief Executive Officer, relating to terms of his employment, his initial level of compensation and payment of certain compensation in the event of his termination from the Company under certain circumstances. The agreement provides for initial base compensation of $41,667 per month, a target bonus equal to 60% of base salary and the grant of options to purchase 3,200,000 shares of Common Stock, exercisable at $7.95 per share and vesting over a five year period. The letter agreement provides that in the event that Mr. Roelandts voluntarily terminates his employment with the Company or is terminated for cause, he will not be eligible to receive any severance payments. The letter agreement also provides that if Mr. Roelandts is terminated without cause within one year of a change in control of the Company, he would receive two year's base pay, two year's target bonus, two year's medical and dental insurance and full vesting of all previously unvested stock options.

   In January 1996, Bernard V. Vonderschmitt resigned as Chief Executive Officer of the Company. On June 1, 1996, Mr. Vonderschmitt became a consultant to the Company pursuant to a consulting agreement effective the same date (the "Consulting Agreement"). The Consulting Agreement provides that Mr. Vonderschmitt shall continue his service as Chairman of the Company's Board of Directors and, as reasonably requested by the Company, shall provide advice on issues of importance to the Company, including general corporate, technological and marketing issues. The terms of the Consulting Agreement provide for minimal compensation, continued vesting of all stock options which Mr. Vonderschmitt received as President of the Company and for reimbursement of expenses incurred by Mr. Vonderschmitt in connection with the provision of his consulting services as well as the provision of medical and dental insurance for Mr. Vonderschmitt and his spouse.

   On April 10, 1997, the Company entered into a letter agreement with Richard
W. Sevcik, its current Senior Vice President, IP, Services, and Software Group, relating to terms of his employment, his initial level of compensation and payment of certain compensation in the event of his termination from the Company under certain circumstances. The agreement provides for a hire-on bonus of $150,000 payable over two years in equal installments, initial base compensation of $29,167 per month, a target bonus equal to 50% of base salary with the first two Fiscal Year 1998 quarters guaranteed and the grant of options to purchase 1,200,000 shares of Common Stock, exercisable at $11.72 per share and vesting over a four year period. The letter agreement provides that in the event that Mr. Sevcik voluntarily terminates his employment with the Company or is terminated for cause, he will not be eligible to receive any severance payments. The letter agreement also provides that if Mr. Sevcik is terminated without cause within one year of a change in control of the Company, he would receive one year's base pay, one year's target bonus, one year's medical and dental insurance and one year's vesting of unvested stock options.

   On December 3, 1997, the Board of Directors approved a discretionary plan enabling them to provide for the acceleration of the vesting by one year of options of an officer in the event of the voluntary resignation by such officer at or after attaining the age of fifty-five (55) with at least five year's service as an officer of the Company. Such acceleration of the vesting of options is subject to certain restrictions and conditions as determined by the Board of Directors.

   On July 22, 1998, the Company entered into a letter agreement with Kris Chellam, its current Senior Vice President, Finance and Chief Financial Officer, relating to terms of his employment and his initial level of compensation. The agreement provides for a hire date of July 27, 1998 and hire-on bonus of $150,000 payable in six equal, quarterly installments, initial base compensation of $22,917 per month, and the grant of options to purchase 600,000 shares of Common Stock at a price per share equal to $8.91 and vesting over a four year period.

Executive Compensation

   The following table sets forth compensation paid for services to the Company in all capacities during the three fiscal years ended April 1, 2000 to
(i) the Company's Chief Executive Officer, and (ii) the four other most highly compensated individuals who were serving as executive officers of the Company at the end of the Company's fiscal year ended April 1, 2000:

                          Summary Compensation Table

                                                          Long Term
                                                         Compensation
                               Annual Compensation        Awards (2)
                              ----------------------     ------------
                                             Bonus                        All Other
Name and Principal Position   Year  Salary    (1)        Option(s)(#)    Compensation
---------------------------   ---- -------- --------     ------------    ------------
Willem P. Roelandts.........  2000 $618,000 $352,878        175,000(3)     $180,060(10)
 President and Chief          1999 $583,000      --         640,800(4)     $  5,544(11)
 Executive Officer            1998 $550,000      --         360,000(5)     $ 39,097(12)
Kris Chellam................
 Senior Vice President,       2000 $290,012 $241,031(20)     50,000(3)     $ 72,827(10)
 Finance and Chief Financial  1999 $178,221 $146,497(21)    680,000(9)     $    600(13)
 Officer                      1998      --       --             --              --
Steven D. Haynes............  2000 $265,000 $121,370         30,000(3)     $180,060(10)
 Vice President, Worldwide    1999 $225,500 $133,900        120,000(6)     $ 19,439(14)
 Sales                        1998 $195,000 $112,797(22)     80,000(5)     $ 59,290(15)
Dennis L. Segers............  2000 $310,000 $177,475         80,000(3)     $180,060(10)
 Senior Vice President and    1999 $238,625 $139,756        220,000(7)     $ 10,870(11)
 General Manager, Advanced    1998 $195,000 $ 30,000        160,000(5)     $ 31,366(16)
 Products Group
Richard W. Sevcik...........  2000 $404,500 $231,576         70,000(3)     $180,060(10)
 Senior Vice President, IP,   1999 $378,000 $261,157        120,000(8)     $  4,892(11)(17)
 Services & Software Group    1998 $340,805 $163,500(23)  1,360,000(19)    $  2,734(18)

--------
 (1) Except as otherwise provided, represents management incentives earned in fiscal years 2000, 1999, and 1998 for achievement of corporate and individual objectives.

 (2) The Company has not granted any stock appreciation rights or restricted stock awards and does not have any Long-Term Incentive Plans as that term is defined in regulations promulgated by the Securities and Exchange Commission (the SEC).
 (3) Represents options granted on April 3, 2000 based on achievement of fiscal 2000 corporate and individual objectives.
 (4) Represents 600,000 options granted on April 1, 1999 based on achievement of fiscal 1999 corporate and individual objectives, 20,400 options granted on each October 15, 1998 and April 15, 1999 as part of the Management Incentive Plan.
 (5) Represents options granted on April 1, 1998 based on achievement of fiscal 1998 corporate and individual objectives.

 (6) Represents 40,000 options granted on November 24, 1998 based on Mr. Haynes' promotion to Vice President of Worldwide Sales and 80,000 options granted on April 1, 1999 based on achievement of fiscal 1999 corporate and individual objectives.

 (7) Represents 60,000 options granted on November 24, 1998 based on Mr. Segers' promotion to Senior Vice President and 160,000 options granted on April 1, 1999 based on achievement of fiscal 1999 corporate and individual objectives.
 (8) Represents options granted on April 1, 1999 based on achievement of fiscal 1999 corporate and individual objectives.

 (9) Represents 600,000 options granted on July 27, 1998 based on a new hire agreement and 80,000 options granted April 1, 1999 based on achievement of fiscal 1999 corporate and individual objectives.
(10) Includes the market value of shares purchased pursuant to the 1990 Employee Qualified Stock Purchase Plan on the date of such purchase, minus the purchase price of such shares under the Purchase Plan.
(11) Includes $1,200 of employer contributions made to the employee's 401(k) account for achievement of corporate objectives plus the market value of shares purchased pursuant to the 1990 Employee Qualified Stock Purchase Plan on the date of such purchase, minus the purchase price of such shares under the Purchase Plan.

(12) Represents $600 of employer contributions made to the employee's 401(k) account for achievement of corporate objectives, $22,870 in term life insurance premiums paid by the Company for 1998 and $15,627 representing the market value of shares purchased pursuant to the 1990 Employee Qualified Stock Purchase Plan on the date of such purchase, minus the purchase price of such shares under the Purchase Plan.
(13) Represents employer contributions made to the employee's 401(k) account for achievement of corporate objectives.
(14) Represents $1,200 of employer contributions made to the employee's 401(k) account for achievement of corporate objectives plus the market value of shares purchased pursuant to the 1990 Employee Qualified Stock Purchase Plan on the date of such purchase, minus the purchase price of such shares under the Purchase Plan. Also includes car allowance of $7,200 and relocation bonus of $7,500.

(15) Represents $7,200 car allowance, $30,000 of relocation expenses and $22,090 representing the market value of shares purchased pursuant to the 1990 Employee Qualified Stock Purchase Plan on the date of such purchase, minus the purchase price of such shares under the Purchase Plan.
(16) Represents the market value of shares purchased pursuant to the 1990 Employee Qualified Stock Purchase Plan on the date of such purchase, minus the purchase price of such shares under the Purchase Plan.
(17) Also includes a $463 airline ticket paid for by the Company.
(18) Represents $600 of employer contributions made to the employee's 401(k) account for achievement of corporate objectives plus the market value of shares purchased pursuant to the 1990 Employee Qualified Stock Purchase Plan on the date of such purchase, minus the purchase price of such shares under the Purchase Plan.
(19) Represents 1,200,000 options granted on April 10, 1997 based on a new-hire agreement and 160,000 options granted on April 1, 1998 based on achievement of fiscal 1998 corporate and individual objectives.

(20) Includes the remaining $75,000 of a $150,000 hire-on bonus; the other $75,000 was paid in 1999.
(21) Includes $75,000 of a $150,000 hire-on bonus, the remainder of which was paid in 2000.
(22) Includes sales commissions, as the employee did not participate in the Management Incentive Plan.
(23) Also includes a $75,000 hire-on bonus and a $1,000 employee referral bonus.

   The following table shows option grants during the fiscal year ended April 1, 2000 for the Named Executive Officers and the potential realizable value of those options, assuming 5% and 10% annual appreciation, at the end of the ten year option term:

                       Option Grants in Last Fiscal Year

                                                                               Potential Realizable
                                       Individual Grants                         Value at Assumed
                                          % of Total                          Annual Rates of Stock
                                        Options Granted                       Price Appreciation for
                                        to Employees in                            Option Term
                         Options/SARs       Fiscal       Exercise  Expiration ----------------------
   Name                  Granted (1)      Year (2)(6)    Price (3)  Date (4)    5% (5)     10% (5)
   ----                  ------------  ----------------- --------- ---------- ---------- -----------
Willem P. Roelandts.....   175,000(6)         2.6%        $77.63    04/03/10  $8,543,140 $21,649,995
Kris Chellam............    50,000(6)         0.7%        $77.63    04/03/10  $2,440,897 $ 6,185,713
Steven D. Haynes........    30,000(6)         0.4%        $77.63    04/03/10  $1,464,538 $ 3,711,428
Dennis L. Segers........    80,000(6)         1.2%        $77.63    04/03/10  $3,905,436 $ 9,897,141
Richard W. Sevcik.......    70,000(6)         1.0%        $77.63    04/03/10  $3,417,256 $ 8,659,998

--------
(1) These options were granted under the Company's 1997 Stock Option Plan, have a 10-year term, vest over a four-year period of employment and have an exercise price equal to market value on the date of grant.
(2) Includes options to purchase an aggregate of approximately 6,912,287 shares of Common Stock of the Company which were granted to all employees during the fiscal year ended on April 1, 2000.
(3) The exercise price may be paid by check, cash or delivery of shares that are already owned.
(4) Options may terminate before their expiration dates if the optionee's status as an employee, director, or consultant is terminated, upon the optionee's death or upon an acquisition of the Company.
(5) Potential realizable value is based on an assumption that the market price of the stock appreciates at the stated rate, compounded annually from the date of grant until the end of the ten-year option term. These values are calculated based on requirements established by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price appreciation.
(6) Represents options granted April 3, 2000 based on achievement of fiscal 2000 corporate and individual objectives.

   The following table sets forth, as to the Named Executive Officers, certain information concerning exercise of options during the fiscal year ended April 1, 2000, and the year-end value of unexercised options:

  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Options

                                                   Number of                   Value of Unexercised In-
                          Shares                  Unexercised                    the-Money Options at
                         Acquired          Options at Fiscal Year End           Fiscal Year End ($)(1)
                            on       Value     -----------------------------  --------------------------
   Name                  Exercise Realized (1) Exercisable    Unexercisable   Exercisable  Unexercisable
   ----                  -------- ------------ -------------  --------------  ------------ -------------
Willem P. Roelandts..... 120,000  $ 3,294,863       3,095,334       1,305,566 $228,699,538  $90,070,228
Kris Chellam............  80,000  $ 3,144,687         188,333         411,667 $ 13,682,367  $29,628,857
Steven D. Haynes........ 273,838  $11,357,242         437,895         199,667 $ 32,128,214  $13,713,754
Dennis L. Segers........ 439,550  $13,244,604         153,484         336,666 $ 10,764,618  $22,866,842
Richard W. Sevcik....... 101,600  $ 1,955,617         877,567         500,833 $ 62,246,076  $34,818,237

--------

(1) Calculated by determining the difference between the fair market value of the Securities underlying the options at March 31, 2000 ($82.81 per share) and the exercise price of the options.

Report of the Compensation Committee of the Board of Directors for Fiscal Year 2000

 Overview

   The Compensation Committee of the Board of Directors establishes the general compensation policies of the Company, determines the specific compensation levels for senior management and administers the Profit Sharing Plan, the Xilinx Incentive Plan, the 1990 Employee Qualified Stock Purchase Plan and the 1997 Stock Plan. The Compensation Committee is comprised of independent, non-employee Directors who have no interlocking relationship as defined by the SEC. The Committee regularly consults independent compensation data such as public company proxy statements and the Radford Management Survey in setting executive compensation. The companies whose proxies and other publicly available materials the Committee reviews in the course of setting executive compensation levels are in similar industries and are of roughly similar size (as measured by revenues and aggregate market value) and maturity as the Company.

   The Company applies a consistent philosophy to compensation for all employees, including senior management. This philosophy is based upon the premise that the achievements of the Company result from the coordinated efforts of all individuals working toward common, defined goals. The Company strives to attain these objectives through teamwork that is focused upon meeting the expectations of customers and stockholders.

   In determining compensation for the Company's officers for the 2000 fiscal year, the Committee considered a number of factors. In the case of all officers of the Company, determination of base salary was based on a number of criteria, including the individual officer's performance level during the prior year, the officer's base compensation level during the prior year, individual achievements of that officer and base salary paid to officers in comparable positions at companies in Xilinx's industry and of comparable size. Determination of base salary is not made in accordance with a formula which measures weighted qualitative and quantitative factors, but rather is based on objective data synthesized to competitive ranges following statistical analysis and subjective policies and practices, including an overall review of the foregoing factors, all of which have generally equal importance in making the determination of base salary.

   With respect to cash bonuses paid to officers of the Company for fiscal 2000, each officer was assigned a target bonus equal to a specified percentage of his base salary at the beginning of the fiscal year. For all officers that target percentage was established based on target bonuses of comparable officers at comparable companies. Whether or not bonuses are paid is determined solely by whether or not the Company has achieved corporate financial goals for a given quarter. If bonuses are paid, they are paid semiannually. For the 2000 fiscal year, payment of such bonuses depended upon achievement of pre-stated levels of revenue growth and operating income goals, weighted equally.

   The Committee's determination with respect to stock option grants to officers for fiscal year 2000 was based on both individual performance and corporate performance. Determination of option grant amounts is not made in accordance with a formula which measures weighted qualitative and quantitative factors, but rather is based on objective data synthesized to competitive ranges following statistical analysis and subjective policies and practices, including an overall review of both individual and corporate performance, each of which has generally equal importance in the determination of option grant amounts, and the value of stock option grants of comparable officers at comparable companies.

 Compensation Philosophy

   The goals of the compensation program are to align compensation with performance and to enable the Company to attract, retain and reward personnel who contribute to the long-term success of the Company. The Company's compensation program for executive officers is based on the same principles that apply to all corporate employees:

     Competitive Levels of Compensation. The Company is committed to providing a compensation program that helps to attract and retain the people necessary to achieve its objectives. To ensure that this program is competitive, the Company periodically reviews the compensation practices of other leading companies in similar industries. The Company believes that its compensation levels are near the median of industry compensation levels.

     Compensation Linked to Performance. Executive officers are rewarded based upon corporate and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as revenue growth, operating profits and performance relative to that of competitors. Individual performance is evaluated in the context of progress against established objectives.

     Compensation Determination and Administration Processes. The Company applies its compensation philosophy worldwide. The Company believes that all employees should understand the performance evaluation and compensation administration processes and endeavors to make such processes fully comprehensible to them.

 Modes of Compensation

   At least once a year, the Company reviews employees' base salaries, taking into consideration each employee's performance and salaries for competitive positions in the labor market.

   The Company believes that all employees are responsible for achieving corporate profit objectives. The Company has two profit-based cash incentive plans: a worldwide Profit Sharing Plan and a Xilinx Incentive Plan. These plans provide for a portion of profits to be shared with employees only if the Company achieves pre-stated levels of growth in revenue and operating income. The Company's officers and key employees, including certain of the Named Executive Officers, participate in the Xilinx Incentive Plan, while all other employees (with the exception of employees in the Sales Incentive Plan), participate in the Profit Sharing Plan (provided that they are employed for the entire calendar quarter). Officers and key employees do not participate in the Profit Sharing Plan.

   For employees eligible for the Xilinx Incentive Plan, distribution of the pool of eligible profits occurs semiannually. Individual awards are based upon salary, Company performance and level of responsibility.

   For employees eligible for the Profit Sharing Plan, the pool of eligible profits are distributed quarterly, with 50% divided equally among all participants and the other 50% divided proportionately among participants based on salary level.

   The Compensation Committee adopted a non-qualified deferred compensation plan during fiscal year 2000. Under the deferred compensation plan, certain key employees and non-employee Directors may defer a portion of their salary and bonus. Participants direct the investment of their account balances among mutual funds selected by the participants. This plan was initiated on April 1, 2000.

   The Company believes it is important to align employee and stockholder long-term interests by creating a strong and direct link between employee compensation and stockholder return. To this effect the Company has both a 1988 Stock Option Plan and a 1997 Stock Plan, as well as a 1990 Employee Qualified Stock Purchase Plan.

   The 1988 Stock Option Plan and the 1997 Stock Plan utilize vesting periods to encourage individuals to remain in the employ of the Company and to support the long-term interests of the stockholders. The 1988 Stock Option Plan had a ten-year life span and expired on March 18, 1998. No shares have been granted under the 1988 Stock Option Plan since its expiration. Under the 1997 Stock Plan stock options are granted with an exercise price equal to the fair market value of the Company's Common Stock on the date of grant, have ten-year terms and generally vest over a four-year or five-year period. Stock option grants are provided at a level calculated to be competitive within the semiconductor industry as well as within a broader group of companies of comparable size and complexity.

   Under the 1990 Employee Qualified Stock Purchase Plan, employees who meet the required work hours are entitled to purchase shares of Common Stock at 85% of the fair market value of the stock at certain specified dates.

 Compensation of the Chief Executive Officer

   Mr. Roelandts became Chief Executive Officer of the Company in January, 1996 and President of the Company in April, 1996. Pursuant to the recommendation of the Compensation Committee, Mr. Roelandts received an annual base salary in the amount of $618,000 for fiscal year 2000. Mr. Roelandts was also eligible for a performance-based bonus targeted at 60% of his annual base salary per year upon the achievement of certain performance goals set by the Board of Directors. In Fiscal Years 1998, and 1999, respectively, Mr. Roelandts was eligible to receive the performance-based bonus semi-annually as stock options in lieu of a cash bonus. The total number of stock options available was 40,800. An award of 20,400 options was granted to Mr. Roelandts on each of October 15, 1998 and April 15, 1999 for achieving the specific goals. The exercise prices for these options were $9.98 and $24.75, respectively, and each option vests in equal monthly increments over four years. Beginning in Fiscal Year 2000, the Compensation Committee determined that any performance-based bonus earned by Mr. Roelandts be paid in cash rather than in stock option grants. The Committee determined Mr. Roelandts' compensation pursuant to objective data synthesized to competitive ranges following statistical analysis and subjective policies and practices, including assessment of his achievements, and a review of compensation paid to chief executive officers of comparable companies.

                                          COMPENSATION COMMITTEE OF THE BOARD
                                          OF DIRECTORS

                                          --Philip T. Gianos, Chairman
                                          --William G. Howard, Jr.
                                          --Frank S. Sanda

Compensation Committee Interlocks and Insider Participation

   No member of the Compensation Committee is an officer or employee of the Company or any of its subsidiaries.

Certain Transactions with Management and Others

   The Company and Willem P. Roelandts, President and Chief Executive Officer, have entered into a letter agreement relating to Mr. Roelandts' employment and compensation due Mr. Roelandts in the event of his termination from the Company under certain circumstances. See "Employment Contracts and Termination of Employment and Change-In-Control Arrangements" above.

   The Company and Bernard V. Vonderschmitt, former Chief Executive Officer of the Company, entered into a Consulting Agreement dated June 1, 1996, relating to the provision of consulting services by Mr. Vonderschmitt to the Company. See "Employment Contracts and Termination of Employment and Change-In-Control Arrangements" above.

   The Company and Richard W. Sevcik, Senior Vice President, IP, Services, and Software Group, entered into a letter agreement dated April 10, 1997, relating to the terms of his employment with the Company. See "Employment Contracts and Termination of Employment and Change-In-Control Arrangements" above.

   The Company and Kris Chellam, Senior Vice President, Finance and Chief Financial Officer, entered into a letter agreement dated July 22, 1998, relating to the terms of his employment with the Company. See "Employment Contracts and Termination of Employment and Change-In-Control Arrangements" above.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and the New York Stock Exchange. Officers, Directors and greater than ten-percent beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company is not aware of any beneficial owner of more than ten percent of its Common Stock.

   Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required, the Company believes that all filing requirements applicable to its officers and Directors were complied with during the 2000 fiscal year except: one Form 4 (reporting one transaction) was amended by Ms. Margaret Bell, the Company's Controller; one Form 4 (reporting one transaction) and one Form 5 (reporting two transactions) were filed late by Ms. Bell; one Form 3 (reporting one transaction) and one Form 5 (reporting one transaction) were amended by Mr. Kris Chellam, the Company's Senior Vice President, Finance and Chief Financial Officer; and one Form 5 (reporting one transaction) was amended by Mr. Bernard V. Vonderschmitt, the Company's Chairman.

Company Stock Price Performance

   The following charts show a comparison of cumulative total return for the Company's Common Stock, the Hambrecht & Quist Technology Index-Semiconductor Sector ("HQTISS") and the S&P 500 Electronics-Semiconductors Index ("S & P 500 ESI"). The total stockholder return assumes $100 invested on March 31, 1995 in Xilinx, Inc. Common Stock, the HQTISS and the S & P 500 ESI.

   H&Q Index Comparison:

                        [PERFORMANCE CHART APPEARS HERE]


                     Comparison of Cumulative Total Return
                   Value of $100 Invested on March 31, 1995

                               Base
Company / Index               Period           Fiscal Year Ended March 31,
---------------               -------   ---------------------------------------
                               1995      1996    1997    1998    1999     2000
                              -------   ------  ------  ------  ------  -------
XILINX INC                    $100.00   140.60  215.87  165.76  359.21  1,466.74
S&P 500 INDEX                 $100.00   132.10  158.29  234.27  277.51    327.30
H&Q 500 Semiconductor Index   $100.00   113.68  167.75  180.48  250.63    864.47

         PAST RESULTS ARE NOT AN INDICATOR OF FUTURE INVESTMENT RETURNS

   S&P Semiconductor Index Comparison:

                        [PERFORMANCE CHART APPEARS HERE]

                     Comparison of Cumulative Total Return
                   Value of $100 Invested on March 31, 1995

                               Base
Company / Index               Period          Fiscal Year Ended March 31,
---------------               -------   ---------------------------------------
                               1995      1996    1997    1998    1999     2000
                              -------   ------  ------  ------  ------  -------
XILINX INC                    $100.00   140.60  215.87  165.76  359.21  1,466.74
S&P 500 INDEX                 $100.00   132.10  158.29  234.27  277.51    327.30
S&P 500 Semiconductor Index   $100.00   110.22  200.88  219.36  332.20    821.07

   PAST RESULTS ARE NOT AN INDICATOR OF FUTURE INVESTMENT RETURNS

                                 PROPOSAL TWO

    APPROVAL OF AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION

   The Board of Directors has approved, and is recommending to the stockholders for approval at the Annual Meeting, an amendment to Article Fourth of the Company's Certificate of Incorporation to increase the number of shares of Common Stock, $0.01 par value per share, which the Company is authorized to issue from 500,000,000 to 2,000,000,000. The Board of Directors determined that this amendment is advisable and should be considered at the Annual Meeting to be held Thursday, August 10, 2000. The full text of the proposed amendment to the Certificate of Incorporation is set forth below. The Company is currently authorized to issue 2,000,000 shares of Preferred Stock, par value $0.01 per share, and the proposed amendment will not affect this authorization.

Purposes and Effects of Proposed Increase in the Number of Authorized Shares of Common Stock

   The proposed amendment would increase the number of shares of Common Stock, $0.01 par value per share, the Company is authorized to issue from 500,000,000 to 2,000,000,000. The additional 1,500,000,000 shares of Common Stock would be a part of the same existing class of Common Stock, and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently issued and outstanding. As of the Record Date, there were 326,300,719 shares of Common Stock outstanding. The Board of Directors believes it is desirable to increase the number of shares of Common Stock the Company is authorized to issue to provide the Company with adequate flexibility in the future with respect to the issuance of its Common Stock for reasons including, but not limited to, financing acquisitions, establishing strategic relationships with corporate partners, providing equity incentives to employees, consultants, officers or Directors or effecting stock splits in the form of stock dividends. The Company has no present commitments, agreements, or intent to issue additional shares of Common Stock, other than with respect to currently reserved shares, in connection with transactions in the ordinary course of the Company's business, or shares that may be issued under the Company's stock option, stock purchase and other existing employee benefit plans.

   The proposed amendment to Article Fourth would permit the issuance of additional shares up to the new 2,000,000,000 maximum authorization without further action or authorization by stockholders (except as may be required in a specific case by law or the Nasdaq Stock Market rules). The Board believes it is prudent for the Company to have this flexibility. The holders of Common Stock are not entitled to preemptive rights or cumulative voting. Accordingly, the issuance of additional shares of Common Stock might dilute, under certain circumstances, the ownership and voting rights of stockholders. The proposed increase in the number of shares of Common Stock the Company is authorized to issue is not intended to inhibit a change in control of the Company. However, the availability for issuance of additional shares of Common Stock could discourage, or make more difficult, efforts to obtain control of the Company. For example, the issuance of shares of Common Stock in a public or private sale, merger, or similar transaction would increase the number of outstanding shares, thereby possibly diluting the interest of a party attempting to obtain control of the Company. The Company is not aware of any pending or threatened efforts to acquire control of the Company.

Amendment of Restated Certificate of Incorporation

   If approved, the Company's Restated Certificate of Incorporation would be amended by deleting the first paragraph of Article Fourth in its present form and substituting therefor a new first paragraph of Article Fourth in the following form:

     "This Corporation is authorized to issue two classes of stock, designated "Common Stock", $0.01 par value, and "Preferred Stock", $0.01 par value. The total number of shares of all classes of stock which the Corporation has authority to issue is Two Billion Two Million
  (2,002,000,000), consisting of Two Billion (2,000,000,000) shares of Common Stock and Two Million (2,000,000) shares of Preferred Stock."

Voting Tabulation and Board Recommendation

   The affirmative vote of holders of a majority of the outstanding shares of the Common Stock is required to approve the proposed amendment. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the Annual Meeting and will determine whether or not a quorum is present. The inspector of elections will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of the proposed amendment. Accordingly, abstentions and broker non-votes will have the effect of a vote against the proposal.

   In the absence of instructions, shares represented by valid proxies shall be voted in accordance with the recommendations of the Board of Directors as shown on the proxy.

   If the amendment is not approved by the stockholders, the Company's Restated Certificate of Incorporation, which authorizes the issuance of 500,000,000 shares of Common Stock, will continue in effect.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION.

                                PROPOSAL THREE

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

   The Board of Directors has selected Ernst & Young LLP, independent auditors, to audit the consolidated financial statements of the Company for the fiscal year ending March 31, 2001 and recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

   Ernst & Young LLP, has audited the Company's financial statements for each fiscal year since the fiscal year ended March 31, 1984. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Voting Tabulation and Board Recommendation

   Affirmative votes constituting a majority of the Votes Cast will be required to ratify the appointment of Ernst & Young LLP.

   In the absence of instructions, shares represented by valid proxies shall be voted in accordance with the recommendations of the Board of Directors as shown on the proxy.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF ERNST & YOUNG LLP, AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL YEAR 2001.

                                 OTHER MATTERS

   The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

                                          THE BOARD OF DIRECTORS

Dated: June 26, 2000

                                                                 1043-PS-00

                     THIS PROXY IS SOLICITED ON BEHALF OF
                           THE BOARD OF DIRECTORS OF
                                  XILINX, INC.
                      2000 ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of XILINX, INC., a Delaware corporation ("Xilinx"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of Xilinx, each dated June 23, 2000, and hereby appoints Willem
P. Roelandts and Thomas R. Lavelle, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2000 Annual Meeting of Stockholders of Xilinx to be held on August 10, 2000, at 11:00 a.m., Pacific Daylight Time, at Xilinx, Inc., 2100 Logic Drive, San Jose, California and at any adjournment or adjournments thereof, and to vote all shares of Common Stock $0.01 par value of Xilinx ("Common Stock"), which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side of this proxy.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF EACH OF BERNARD V. VONDERSCHMITT, WILLEM P. ROELANDTS, JOHN L. DOYLE, JERALD G. FISHMAN, PHILIP T. GIANOS, WILLIAM G. HOWARD, JR., FRANK S. SANDA, DENNIS SEGERS, AND RICHARD W. SEVCIK AS DIRECTORS OF XILINX; FOR THE AMENDMENT TO THE XILINX CERTIFICATE OF INCROPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES; FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS; AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

1.   ELECTION OF DIRECTORS:

Nominees: Bernard V. Vonderschmitt, Willem P. Roelandts, John L. Doyle, Jerald
G. Fishman, Philip T. Gianos, William G. Howard, Jr., Frank S. Sanda, Dennis Segers and Richard W. Sevcik.

FOR ALL NOMINEES LISTED ABOVE [ ]             [ ]  WITHHOLD AUTHORITY TO VOTE
                                                   FOR ALL NOMINEES LISTED ABOVE

[ ]  ______________________________           [ ]  MARK HERE FOR ADDRESS CHANGE
For all nominees except as noted above             AND NOTE BELOW

2. PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY'S COMMON STOCK FROM 500,000,000 TO 2,000,000,000:

[ ]    FOR                [ ]    AGAINST             [ ]    ABSTAIN

3. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF XILINX FOR THE FISCAL YEAR ENDING MARCH 31, 2001:

[ ]    FOR                [ ]    AGAINST             [ ]    ABSTAIN

(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

Signature:___________   Date:___________   Signature:_________   Date:__________

                         EQUISERVE VOTING INSTRUCTIONS

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Vote by Telephone                                              Vote by Internet
It's fast, convenient and immediate!                It's fast, convenient and your vote is
Call Toll-Free on a Touch-Tone Phone                   immediately confirmed and posted.
1-877-PRX-VOTE (1-877-779-8683)

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Follow these four easy steps:                    Follow these four easy steps:

1.  Read the accompanying Proxy Statement and    1.  Read the accompanying Proxy Statement and
    Proxy Card.                                      Proxy Card.

2.  Call the toll-free number 1-877-PRX-VOTE     2.  Go to the Website
    (1-877-779-8683). For shareholders residing      http://www.eproxyvote.com/xlnx
    outside the United States call the following
    number collect on a touch-tone phone:        3.  Enter your 14-digit Voter Control Number
    1-201-536-8073.                                  located on your Proxy Card above your name.

3.  Enter your 14-digit Voter Control Number     4.  Follow the instructions provided.
    located on your Proxy Card above your name.

4.  Follow the recorded instructions.

Your vote is important! Call 1-877-PRX-VOTE      Your vote is important!
(1-877-779-8683) anytime!                        Go to http://www.eproxyvote.com/xlnx anytime.




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